                                                           EXHIBIT 42



UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------x
                                       :
NEW YORK STATE ELECTRIC &              :
GAS CORPORATION,                       :
                                       :
                        Plaintiff,     :
                                       :
         -against-                     :      97 Civ. 5644(DC)
                                       :
CALENERGY COMPANY, INC.,               :
CE ELECTRIC (NY), INC.,                :
                                       :
                        Defendants.    :
                                       :
---------------------------------------x



                                AMENDED COMPLAINT
                                -----------------


         Plaintiff New York State Electric & Gas Corporation ("NYSEG") alleges, upon knowledge as to itself and its own acts, and otherwise upon information and belief, as follows:

                                 NATURE OF THE ACTION
                                 --------------------


         1. This action seeks injunctive relief against the unlawful conduct of defendant CalEnergy Company, Inc. ("CalEnergy") in connection with its plan to acquire control of NYSEG, a New York public utility serving customers in parts of Eastern, Central and Western New York State.

         2. On July 15, 1997, CalEnergy announced that its wholly-owned subsidiary, defendant CE Electric (NY), Inc., was launching a tender offer (the "Tender Offer") for 6,540,670 shares of NYSEG common stock. This Tender Offer was set at an amount calculated to bring CalEnergy's holdings of NYSEG's outstanding common stock to 9.9% -- according to CalEnergy's Offer to Purchase, the maximum amount it was permitted by law to acquire without regulatory approval. (The July 18, 1997 Offer to Purchase and CalEnergy's Schedule 14D-1 without other exhibits is annexed hereto as Exhibit A.) CalEnergy stated both to the press and in the Offer to Purchase itself that the Tender Offer was its first step toward the intended acquisition of 100% of NYSEG's outstanding common stock, and CalEnergy already in early July began purchasing shares of NYSEG in the market in furtherance of the takeover plan. The Tender Offer is set to expire on August 14, 1997, at which time CalEnergy can purchase shares unless its offer is extended and it agrees to forebear from the purchase of shares until some specified future date.

         3. As alleged more fully below, in determining to embark upon CalEnergy's plan to gain control of NYSEG and in the implementation of that plan, CalEnergy has improperly used confidential information provided to CalEnergy by NYSEG in the Spring of 1997 in connection with the negotiation of a potential joint venture between NYSEG and CalEnergy. CalEnergy's improper use of NYSEG's confidential information violates (among other things) express contractual restrictions set forth in a confidentiality agreement entered into by CalEnergy and NYSEG in the course of such joint venture negotiations (the "Confidentiality Agreement", annexed hereto, with certain redactions, as Exhibit
B).

         4. In addition, the Tender Offer is being made on the basis of inadequate and misleading disclosures, in violation of Sections 14(d) and 14(e) of the Securities Exchange Act of

1934 (the "Exchange Act") and the rules and regulations thereunder. For example, the Offer to Purchase fails to disclose that CalEnergy has significant conflicts of interest vis-a-vis NYSEG stemming from NYSEG's 1990 forced entry into an agreement (the "Saranac Agreement") to purchase power for 15 years beginning in 1994 from the "Saranac Plant," an energy cogeneration facility located in Plattsburgh, New York, which is owned by a partnership now controlled by CalEnergy.

         5. The Saranac Agreement, which NYSEG was forced to enter into by the New York Public Service Commission ("NYPSC") in purported implementation of federal energy policy, is extremely onerous for NYSEG. Presently, the Saranac Agreement requires NYSEG to purchase power from Saranac at a rate of 7.3 cents per kilowatt hour -- more than triple the current average market rate of 2 cents per kilowatt hour. And the Saranac Agreement contains escalation clauses over its 15-year term which could result in NYSEG paying as much as 12 cents per kilowatt hour -- six times the current market rates. In 1997 alone, NYSEG will have to pay approximately $145 million pursuant to the Saranac Agreement -- approximately $105 million above current market rates.

         6. Yet CalEnergy nowhere discloses in its Offer to Purchase the conflict of interest it would have (if it gains substantial control or influence over NYSEG) due to the Saranac Agreement, or the impact this conflict of interest may have on CalEnergy's ability to obtain the required approvals from the regulatory agencies which must approve the acquisition of NYSEG that CalEnergy seeks. Nor does CalEnergy disclose what (if anything) would be its plans, if it gains control or influence over NYSEG, with respect to modifying the terms and conditions of the Saranac Agreement.

                                       PARTIES
                                       -------


         7. Plaintiff NYSEG is a New York corporation organized in 1852, with its principal executive offices in Ithaca, New York. NYSEG's principal business is generating, purchasing, transmitting and distributing electricity and natural gas. NYSEG's service territory is in the central, eastern and western parts of the State of New York, including Binghamton, Elmira, and Ithaca. NYSEG serves approximately 808,000 electric customers and 238,000 natural gas customers.

         8. Defendant CalEnergy is a Delaware corporation with its principal executive offices in Omaha, Nebraska. CalEnergy was incorporated in 1971 as the California Energy Company, and changed to its present name in 1994. Until its recent takeover of Northern Electric plc, a company engaged in the supply and distribution of electricity in northeast England, CalEnergy was not in the electricity distribution business. CalEnergy even today has no experience in gas distribution.


         9. Defendant CE Electric (NY), Inc. is a New York corporation and a wholly-owned subsidiary of CalEnergy.

                                JURISDICTION AND VENUE
                                ----------------------


         10. This action is brought to enjoin and restrain violations of Sections 14(d) and 14(e) of the Exchange Act (15 U.S.C. Sections 78n(d) and 78n(e)) and the SEC rules and regulations promulgated thereunder, including 17 C.F.R. Section 240.14d-1, as well as CalEnergy's breaches of the Confidentiality Agreement and of their fiduciary duties.

         11. Subject matter jurisdiction over this action is conferred on this Court by the Exchange Act (15 U.S.C. Section 78aa), 28 U.S.C. Section 1331 and 28 U.S.C. Section 1332, as well as principles of supplemental jurisdiction under 28 U.S.C. Section 1367. The amount in controversy exceeds $75,000 exclusive of interest and costs.

         12. The Confidentiality Agreement entered into by the parties (Section
12) provides for jurisdiction and venue in the Southern District of New York over any action brought to enforce or otherwise relating to the Confidentiality Agreement.

         13. Venue is proper in the Southern District of New York pursuant to the Exchange Act (15 U.S.C. Section 78aa), Section 12 of the Confidentiality Agreement entered into by the parties, and 28 U.S.C. Section 1391.

                       BACKGROUND FACTS PERTINENT TO ALL CLAIMS
                       ----------------------------------------

         14. The Saranac Plant is owned and operated by a limited partnership of which the general partner is Saranac Energy Company, Inc. ("Saranac"), a wholly-owned indirect subsidiary of defendant CalEnergy.

         15. In 1990, NYSEG was required by the New York Public Service Commission to enter into the Saranac Agreement. The Saranac Agreement obligates NYSEG to purchase all of the electricity produced at the Saranac Plant for a 15 year period which began in 1994 and ends in 2009.

         16. Under the formula for calculating price in the Saranac Agreement, NYSEG is presently required to pay 7.3 cents per kilowatt hour, a rate more than triple the current appropriate market rate of only 2 cents per kilowatt hour. And, pursuant to the terms of the contract, the rate could eventually reach as high as 12 cents per kilowatt hour -- more than six times current market rates. In 1997, NYSEG will have to pay about $145 million pursuant to the Saranac Agreement -- approximately $105 million of which represents a windfall above current market rates for Saranac. And the total payments NYSEG will be required to make over the life of the Saranac Agreement is now expected to exceed market rates by $1.7 billion.

         17. In early 1995, NYSEG commenced a proceeding before the Federal Energy Regulatory Commission ("FERC") directed (inter alia) at obtaining relief from the Saranac Agreement. To date, NYSEG has been unsuccessful in obtaining any such relief either from FERC or from a federal appellate court asked to review FERC's failure to act. However, as CalEnergy and

Saranac well know, NYSEG intends to pursue all avenues open to it to obtain administrative and/or judicial relief from the Saranac Agreement. Notably, in a filing submitted in the foregoing FERC proceeding, the NYPSC itself set forth that "[t]housands of . . . NYSEG customers are in dire economic straits due, in part, to the effect of . . . Saranac's prices on NYSEG's rates."

         18. NYSEG believes that a major source of any rate reductions that CalEnergy may proffer if it gains control of NYSEG will stem from a proposed restructuring of the Saranac Agreement. However, this is not disclosed in the Offer to Purchase. Moreover, CalEnergy's apparent posture -- that it will renegotiate the Saranac Agreement with NYSEG only if and when it succeeds in its Tender Offer -- is unconscionable and represents a strong reason to regard CalEnergy as an inappropriate steward of the public trust with respect to NYSEG's business.

         19. Even if CalEnergy fails in achieving its primary goal of acquiring 100% of NYSEG's common stock, as a 9.9% shareholder of NYSEG (as a result of the Tender Offer, if successful), CalEnergy would be placed in a position where it could attempt to exert influence over NYSEG with respect to any potential renegotiation or restructuring of the Saranac Agreement. CalEnergy's position as the main beneficiary of the Saranac Agreement is in patent conflict with any position it might gain as a substantial NYSEG shareholder through the Tender Offer.

         20. NYSEG's stock price has been artificially depressed for a period of time due in principal part to the adverse effects of the Saranac Agreement (and another similar agreement), as well as the substantial market uncertainty generated by the NYPSC's "Opinion and Order Regarding Competitive Opportunities for Electric Service" (Opinion No. 96-12) and various open issues between NYSEG and NYPSC. CalEnergy seeks by its Tender Offer and takeover plan to capitalize on the artificially low price of NYSEG stock.

                                  CLAIMS FOR RELIEF
                                  -----------------

                                       COUNT I
                                       -------
                     (asserted against defendant CalEnergy only)


                         BREACH OF CONFIDENTIALITY AGREEMENT
                        AND MISUSE OF CONFIDENTIAL INFORMATION
                        --------------------------------------


         21. Plaintiff hereby repeats and realleges each and every allegation of paragraphs 1 through 20 as if fully set forth herein.

         22. In or about early 1997, an upstate New York manufacturing concern (the "Potential Gas Customer") expressed to CalEnergy an interest in converting to natural gas for its day-to-day operations. In or before mid-April, after looking into the matter to the best of its ability, CalEnergy concluded that it would be unable to develop a satisfactory solution for the Potential Gas Customer.

         23. On or about April 14, 1997, J. Douglas Divine, CalEnergy's Vice President for Strategic Planning, contacted NYSEG in an attempt to enlist NYSEG's help with this project. Divine explained that CalEnergy was approaching NYSEG as a potential partner for this project

(the "Gas Joint Venture") because NYSEG had success in building gas pipelines and in obtaining local gas franchises in the Plattsburgh area.

         24. Ensuing discussions between NYSEG and CalEnergy led the parties, on or about May 6, 1997, to enter into the Confidentiality Agreement annexed hereto (with redactions) as Exhibit B. The Confidentiality Agreement provides (among other things) that neither party can use information furnished to it by the other (whether before or after the Agreement's execution) "for any purpose other than in connection with the evaluation of the [Gas Joint Venture] or transactions associated therewith."

         25. NYSEG spent considerable time on the Gas Joint Venture, and had many contacts with CalEnergy concerning the same, in the two months following CalEnergy's initial approach to NYSEG. During that period, NYSEG furnished a good deal of information to CalEnergy that was, and is, protected by the Confidentiality Agreement (the "Confidential Gas-Venture Information").

         26. The Confidential Gas-Venture Information was very helpful to CalEnergy with respect to its initial objective of coming up with a way to satisfy the needs of the Potential Gas Customer, while at the same time generating an attractive economic return to CalEnergy. In addition, the Confidential Gas-Venture Information disclosed to CalEnergy important NYSEG ideas for extension of the Gas Joint Venture into potentially lucrative areas not previously considered by CalEnergy.

         27. The Confidential Gas-Venture Information led CalEnergy to conclude, in or about early June 1997: (a) that NYSEG's gas business had significant growth potential; (b) that NYSEG's Gas Venture ideas, if implemented, would accord CalEnergy the flexibility to greatly curtail operations at the Saranac Plant -- or to close the plant down altogether -- and redeploy its assets elsewhere (adjusting the Saranac Agreement accordingly); and
(c) that, in major part because of the facts set forth in subparagraphs (a) and
(b) of this paragraph, NYSEG was a very attractive candidate for acquisition by CalEnergy.

         28. On or about June 5, in furtherance of its new-found -- but still quite secret -- interest in a NYSEG takeover, CalEnergy cancelled an important meeting that both CalEnergy and NYSEG were to have had on June 10 with the Potential Gas Customer. CalEnergy's proclaimed excuse for the cancellation was the need to have a full joint-venture agreement -- not merely a confidentiality agreement -- in place with NYSEG before meeting with the Customer. When the meeting had been set up only a few days earlier (on or about May 30), however, CalEnergy had made no mention of the need for any such agreement as a meeting pre-condition (or otherwise); indeed, there had been no prior mention whatever by CalEnergy of any such agreement or the need for one.

         29. Never suspecting what was really afoot, NYSEG proceeded to draft a Memorandum of Understanding respecting the Gas Joint Venture. NYSEG forwarded its "MOU" draft to CalEnergy on or about June 9, but had to wait a full week before receiving CalEnergy's "MOU" counterdraft on June 16. Although NYSEG responded with a new "MOU" draft only two days later, on June 18, it was met with "radio silence." About 9 days later (i.e., on or about June 27), NYSEG made inquiry of CalEnergy about the delay; the CalEnergy spokesman assured NYSEG that the only reason for the delay was the temporary unavailability of Divine.

         30. In all likelihood, Divine had in fact been "unavailable" to work on the Gas Venture MOU in mid-to-late June because, as Vice President for Strategic Planning, Divine had been busily engaged at the time in the planning of the hostile takeover CalEnergy has since launched against NYSEG. And the Confidential Gas-Venture Information was of key importance in Divine's and CalEnergy's formulation of that strategic move.

         31. Shortly after the CalEnergy reassurances to NYSEG described in paragraph 29 above, Wesley von Schack, the Chief Executive Officer of NYSEG, was contacted by a CalEnergy representative in an attempt to set up a meeting between von Schack and David Sokol, the Chief Executive Officer of CalEnergy. The CalEnergy representative did not inform von Schack of the purpose of the meeting, and von Schack thought that the meeting with Sokol might focus upon (i) the potential joint venture for the Gas Customer (or other possible joint ventures); and/or (ii) potential renegotiation of the Saranac Agreement. Instead, when the meeting took place on July 10, CalEnergy (through Sokol) finally revealed its purpose to effect an unsolicited takeover of NYSEG.

         32. The Confidential Gas-Venture Information permitted CalEnergy to see that, with the benefit of NYSEG's input, it can have great flexibility with respect to the Saranac facility, and that it would be highly advantageous to CalEnergy for it to be the principal owner both of Saranac and NYSEG. The Tender Offer and CalEnergy's plan ultimately to effect a 100% takeover of NYSEG are directly the product of CalEnergy's misuse of such information, in violation of the Confidentiality Agreement.

         33. The Tender Offer is also directly or indirectly the product of certain additional confidential information (the "Additional Confidential Information"), specifically including NYSEG's long-term market forecasts of its energy prices. This Additional Confidential Information is highly sensitive and would greatly injure NYSEG if it were disclosed.

         34. By reason of the foregoing, CalEnergy has materially breached the Confidentiality Agreement, and the Tender Offer and CalEnergy's takeover plan are the unlawful products of that breach and of the misuse of both the Confidential Gas-Venture Information and the Additional Confidential Information.

         35. NYSEG has no adequate remedy at law and will suffer irreparable injury absent the intervention of this Court.

                                       COUNT II
                                       --------
                     (asserted against defendant CalEnergy only)


                               BREACH OF FIDUCIARY DUTY
                               ------------------------


         36. Plaintiff repeats and realleges each and every allegation of paragraphs 1 through 35 as if fully set forth herein.

         37. In the course of their discussions concerning the Gas Venture, NYSEG and CalEnergy knowingly reposed trust and confidence in each other. In reliance thereon, NYSEG disclosed to CalEnergy the Confidential Gas Venture Information.

         38. By reason of the relationship of trust and confidence between NYSEG and CalEnergy, CalEnergy owed fiduciary obligations to NYSEG independent of any contractual obligations under the Confidentiality Agreement. Those obligations included, without limitation, an obligation not to misuse NYSEG's Confidential Gas-Venture Information, or otherwise take action, to NYSEG's detriment, and to deal fairly, honestly and in good faith with NYSEG. In providing the Confidential Gas-Venture Information to CalEnergy, NYSEG assumed CalEnergy would honor its fiduciary obligations.

         39.  CalEnergy has breached its fiduciary obligations to NYSEG by:

         (a) pursuing an acquisition of NYSEG through CE Electric (NY), Inc. for its own gain and in complete disregard of the best interests of NYSEG;

         (b) misusing NYSEG's Confidential Gas-Venture Information for CalEnergy's own gain and to the detriment of NYSEG; and

         (c) concealing CalEnergy's true intentions and plans with respect to NYSEG.

         40. Unless enjoined, CalEnergy will continue to breach its fiduciary obligations owed to NYSEG.

         41. NYSEG has no adequate remedy at law and will suffer irreparable injury absent the intervention of this Court.

                                      COUNT III
                                      ---------
                          (asserted against both defendants)

                        VIOLATIONS OF FEDERAL SECURITIES LAWS
                        -------------------------------------


         42. Plaintiff repeats and realleges each and every allegation of paragraphs 1 through 41 as if fully set forth herein.

         43. As alleged in paragraphs 44 through 85 below, defendants have (i) failed to disclose in the Offer to Purchase and Schedule 14D-1 information required to be disclosed therein pursuant to the terms of the Schedule 14D-1 requirements and SEC rules and regulations, (ii) made materially false and misleading statements, and (iii) falsely and misleadingly omitted to state numerous facts necessary to make statements made by defendants not misleading.

A.  DEFENDANTS' FAILURE TO DISCLOSE FACTS
    CONCERNING A MATERIAL CONFLICT OF INTEREST
    BETWEEN CALENERGY AND NYSEG.


         44. The Offer to Purchase makes the following general statements concerning CalEnergy's ownership of a general partnership interest in, and operation of, the Saranac plant:

         CalEnergy, through its subsidiaries, owns a general partnership interest in and operates an environmentally advanced 240MW gas-fired generating plant in Plattsburgh, New York, which has a long-term power sales agreement with [NYSEG], and maintains an office in Plattsburgh.

         CalEnergy. . . . has an office in upstate New York and, through its subsidiaries, operates an environmentally advanced, 240 MW gas-fired generating plant in Plattsburgh, which generates power sufficient to supply 100,000 homes.


         45. Contrary to, inter alia, the requirements of Schedule 14D-1 Items 10(a) and 10(f) and Section 14(e) of the Exchange Act, the Offer to Purchase fails to disclose:

         (i) the existence of a material conflict in interest between CalEnergy and NYSEG with respect to the Saranac Agreement;

         (ii) any information concerning the terms of the Saranac Agreement, including the nature and magnitude of present and future payments made or to be made by NYSEG to Saranac pursuant to the Saranac Agreement, which information must be disclosed so that, among other things, NYSEG shareholders may assess the magnitude of CalEnergy's conflict of interest;

         (iii) whether defendants have plans for dealing with CalEnergy's conflict of interest, and, if so, what such plans are;

         (iv) whether defendants have plans for how the Saranac Agreement will be dealt with and, if so, what those plans are;

         (v) the basis for the statements of CalEnergy's Chairman, David Sokol, in a July 15, 1997 conference call with certain securities industry personnel, that CalEnergy "anticipate[s] the opportunity to resolve those issues [involving independent power purchase contracts, including the Saranac Agreement] favorably";

         (vi) who will benefit from this anticipated "favorable" resolution and what the amount of such benefit will be;

         (vii) the financial benefit to CalEnergy of divesting or closing down the Saranac plant, steps which CalEnergy's Sokol stated on July 10, 1997 to Wesley von Schack of NYSEG that CalEnergy planned to effect if CalEnergy acquired NYSEG;

         (viii) the potential impact of Mr. Sokol's admission that it is economically feasible to divest or close down the Saranac plant on NYSEG's legal challenges to the Saranac Agreement (which, as alleged above, had been imposed on NYSEG over its strenuous objections) should CalEnergy not succeed in acquiring NYSEG;

         (ix) the impact on CalEnergy's financial condition if NYSEG's legal challenges to the Saranac Agreement are successful; and

         (x) the Confidential Gas-Venture Information and the Additional Confidential Information (which, by reason of the matters set forth in Counts I and II above, defendants are not at liberty to disclose, or otherwise make further use of, in connection with the Tender Offer).

         46. The Saranac Agreement is material to the business, operations and financial condition of NYSEG. Among other things, as alleged above
(PARAPARA 14-19), under the Saranac Agreement imposed upon NYSEG, NYSEG was required in 1996 to pay approximately $105 million per year in excess of the market value for power produced by the Saranac Plant. This over-payment equaled approximately 38% of NYSEG's 1996 pre-tax income and if this over-payment had been eliminated in 1996 NYSEG could have reduced 1996 electric rates to its customers by approximately 6.8%.

         47. The undisclosed facts concerning the conflict of interest between CalEnergy and NYSEG would be material to NYSEG shareholders in determining whether to tender into the 9.9% Tender Offer, whether to sell into the open market, or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, such facts bear upon a shareholder's evaluation of the likelihood of CalEnergy securing regulatory approvals and the integrity of CalEnergy's management.

         48. Since (i) CalEnergy owns the general partnership interest in, and operates, the Saranac Plant; (ii) executives of CalEnergy including its Chairman David Sokol, have actively focused upon the Saranac Agreement (including having had discussions concerning Saranac with executives of NYSEG) and (iii) CalEnergy's Sokol made the statements during the July 15, 1997 conference call and July 10, 1997 meeting alleged above, CalEnergy executives have knowledge of the facts and issues concerning the material conflict of interest between CalEnergy and NYSEG described above and similarly know that such matters were not disclosed in the Offer to Purchase.

B.  DEFENDANTS' FAILURE TO DISCLOSE MATERIAL FACTS
    CONCERNING OBSTACLES TO REGULATORY APPROVALS.
    ----------------------------------------------


         49. The Offer to Purchase states that "[t]he Subsequent Offer will be subject to a number of conditions . . . including the receipt of all required regulatory approvals" (p. 15) but contains only very brief, general descriptions of the regulatory approvals that are required (see pp. 21-22). And CalEnergy affirmatively asserts in other sections of the Offer to Purchase

 o that "CalEnergy welcomes the various initiatives of the Governor's office, the New York legislature and the New York Public Service Commission to introduce full competition to New York's energy market" (p. S-8),

 o that CalEnergy "anticipate[s] ... working closely with the New York Public Service Commission to provide rate reductions for all NYSEG customers following the proposed merger" (p. 14),

 o that "CalEnergy fully expects that it will be able to work closely with the New York Public Service Commission to implement rate reductions for all [NYSEG's] customers" (p. S-8),

 o that "CalEnergy welcomes the deregulation of the New York electric market" (p. 14), and

 o that "CalEnergy believes that its proposed business combination would yield many benefits for [NYSEG's] customers and employees and the State of New York" (p. S-8).

By these affirmative statements, CalEnergy seeks to convey the impression that its philosophy is consistent with the philosophy of the NYPSC and will be a positive factor in obtaining the required approvals.

         50. However, CalEnergy has failed to disclose the existence of, and the material facts concerning, significant obstacles to obtaining the required regulatory approvals. These obstacles include:

         (a) The conflict of interest which would be posed by CalEnergy's ownership of an interest in NYSEG vis-a-vis CalEnergy's Saranac subsidiary's interest as a general partner in, and operator of, the Saranac Plant and CalEnergy's receipt of significant benefits from the Saranac Plant's above-market price sales of electric power to NYSEG, as alleged in detail above;

         (b) Pending litigation against CalEnergy. CalEnergy affirmatively asserts in its Offer to Purchase that "CalEnergy is not a party to any material pending legal proceedings" (p.

S-9), a statement which is false. On June 9, 1997, just over one month before CalEnergy launched its offer for NYSEG shares, CalEnergy was named as a defendant in a lawsuit brought by a major California utility, Southern California Edison Company ("SCE"), which had been forced by federal and state regulatory rules to purchase electric energy from independently owned geothermal electric generating facilities in which CalEnergy had interests. SCE is suing CalEnergy (and others) for damages and seeking termination of the contracts at issue on the grounds that, in breach of contractual obligations to SCE, these generating facilities had routinely vented poisonous gases into the atmosphere in order to relieve a buildup of such gases which had caused the generators to trip, stopping the production of the electricity being sold by the generating facilities to SCE at above-market prices. CalEnergy is alleged in this suit to be the alter-ego of various parties with interests in these generating facilities, to be the operator of certain of the generating facilities and to be administering the contracts for certain of the generating facilities. If true, the allegations by SCE could (i) bear unfavorably on the integrity of CalEnergy's management, (ii) adversely impact CalEnergy's ability to get regulatory approvals, and (iii) adversely impact the financial viability of CalEnergy and its ability to raise the almost $2 billion required to acquire 100% of NYSEG's shares since CalEnergy may be required to pay damages to SCE and the above-market price contracts with regard to the facilities at issue in the SCE litigation may be terminated. NYSEG shareholders are entitled to full disclosure of the fact of this litigation as well as the material facts bearing upon the claims made by SCE so that NYSEG shareholders can make their own evaluation concerning the impact of the SCE suit and the underlying facts in that suit on

CalEnergy's ability to get regulatory approvals and to finance the acquisition of 100% of NYSEG's shares.

         (c) Excessive debt and leverage. Statements concerning CalEnergy's financing plans made by CalEnergy's Sokol in a July 15, 1997 conference call with securities industry personnel and in statements reported in local newspapers (see articles in 7/22/97 Ithaca Journal and 7/22/97 Binghamton Press & Sun-Bulletin) indicate that CalEnergy contemplates employing a greater degree of financial leverage (i.e. debt vs. equity capital) than NYSEG currently does, including employing "leverage upon leverage" whereby not only is leverage employed at the NYSEG level, but leverage is also employed at corporate levels above the NYSEG level which magnifies the effect of that leverage. NYSEG shareholders are entitled to full disclosure of the particulars of CalEnergy's plan for financing the acquisition of NYSEG's shares so they can assess the feasibility of obtaining regulatory approval for an acquisition entailing whatever financial structure and leverage (or leverage upon leverage) that CalEnergy intends to propose to regulators.

         51. The undisclosed material facts concerning obstacles to obtaining the required regulatory approvals set forth above would be material to NYSEG's shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, these undisclosed facts bear upon a shareholder's evaluation of the likelihood of CalEnergy securing regulatory approvals for its desired 100% acquisition of the shares of NYSEG as to which defendants have portrayed their 9.9% offer as the first step.

         52. CalEnergy executives had knowledge of the conflict of interest problem for the reasons set forth previously; CalEnergy executives had knowledge of the SCE suit because CalEnergy is named in that suit as a defendant; and in light of the statements made by CalEnergy's Sokol (as alleged above) it is reasonable to infer that CalEnergy has knowledge of material information concerning CalEnergy's plans for employing financial leverage which are not disclosed in the Offer to Purchase.

C. DEFENDANTS' FAILURE TO DISCLOSE THE LACK OF REQUIRED REGULATORY, FINANCING AND OPERATIONAL PLANS OR, IF SUCH PLANS EXIST, THE TERMS THEREOF
    --------------------------------------------------------------------------


         53. Because regulatory approvals are required for CalEnergy to acquire NYSEG, CalEnergy will be required to submit to the federal and state regulatory bodies involved detailed regulatory plans (including its plans to comply with PSC Opinion 96-12 with regard to enhancing competition in the electric market), detailed financing plans and detailed operational plans, including plans for rate structures. However, there is no disclosure in the Offer to Purchase of the particulars of any such regulatory, financing or operational plans. Nor is there any disclosure in the Offer to Purchase of whether or not such plans currently exist.

         54. Information concerning the lack of required regulatory, financing, and operational plans or, if such plans exist, the terms thereof, would be material to NYSEG's shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time. If CalEnergy does not presently have the detailed regulatory, financing and operational plans required to be submitted in order to obtain regulatory approvals, NYSEG shareholders should be told that fact because it bears importantly on both the feasibility of CalEnergy actually proceeding to obtain regulatory approvals as well as the likely timeframe for securing those approvals. Alternatively, if such detailed regulatory, financing and operational plans do exist, the material facts concerning such plans should be described in the Offer to Purchase so NYSEG shareholders can evaluate for themselves the likelihood that such plans will be accepted by the regulators who must approve the proposed acquisition.

         55. The misleading nature of the Offer to Purchase concerning CalEnergy's regulatory, financing and operational plans (or lack thereof) is compounded in this regard because CalEnergy's Sokol has asserted in statements reported in local newspapers that CalEnergy contemplates a 10% reduction in rates upon its acquisition of NYSEG (SEE articles in 7/22/97 Ithaca Journal and 7/22/97 Binghamton Press & Sun-Bulletin), statements which (if true) suggest that CalEnergy has developed some plans of some sort and which (if false) would evidence further public misrepresentations by CalEnergy.

         56. CalEnergy is uniquely in a position to know whether it has the required regulatory, financing and operational plans and, if so, the terms thereof.

D. DEFENDANTS' FAILURE TO DISCLOSE FULL AND COMPLETE INFORMATION REGARDING THE TERMS AND CONDITIONS OF, AND THE FEASIBILITY OF CALENERGY PROCURING, THE REQUIRED FINANCING FOR CALENERGY'S DESIRED ACQUISITION OF A 100% INTEREST IN NYSEG.


         57. Defendants assert that their investment bankers "have delivered to CalEnergy fully underwritten offers to provide . . . the full amount of financing for the Subsequent Offer" (I.E., an offer to acquire the remaining 90.1% of NYSEG's outstanding shares) "at a price up to $27.50 per Share" (Offer to Purchase p. 2; SEE ALSO p. 14). However, defendants take the position that, although their professed intention is to acquire 100% of the shares of NYSEG and the initial 9.9% offer is a first step in that direction, defendants need only disclose information with regard to their source of funds for the initial 9.9% share purchase, which they state will be provided from CalEnergy's "cash on hand". Offer to Purchase Section 13 p. 19. Consequently, the Offer to Purchase provides no information with regard to the terms and conditions of the supposed "fully underwritten offers to provide . . . the full amount of financing" for the acquisition of 100% of NYSEG's shares or how CalEnergy expects to be able to support debt financing of that magnitude.

         58. Because defendants have portrayed their 9.9% offer as the first step in the acquisition of 100% of the shares of NYSEG, the terms and conditions of any financing commitments for, and the feasibility of CalEnergy actually being able to obtain, the approximately $1.9 billion required to consummate the purchase of 100% of the shares of NYSEG is material to NYSEG's shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time.

Among other things, the terms and conditions of, and the feasibility of CalEnergy procuring, the required financing for the acquisition of 100% of the shares of NYSEG bears upon a shareholder's evaluation of the likelihood of CalEnergy securing regulatory approvals and the likelihood that CalEnergy would be able to afford to pay $27.50 per share in cash, as CalEnergy claims it is prepared to do (Offer to Purchase pp. 2, 14, 16).

         59. Furthermore, although the Offer to Purchase implies that the Subsequent Offer for the remaining 90.1% of NYSEG shares will be for $27.50 per share cash (pp. 2, 14, 16), CalEnergy also has crafted the Offer to Purchase so as to create a record that it can later point to as reserving the right to pay the consideration for the balance of NYSEG's shares in securities, rather than cash, and/or to pay consideration with a value less than $27.50 (SEE, E.G., Offer to Purchase p. 15). Thus, from the perspective of a NYSEG shareholder who must assess whether he or she wishes to promote CalEnergy's takeover plans by tendering into CalEnergy's 9.9% offer, such shareholder must assess the potential value and desirability of a subsequent offer in the form of CalEnergy securities as well as the potential for a subsequent offer price of less than $27.50 per share. Information concerning CalEnergy's financial viability and prospects and the integrity of CalEnergy's management is material for these purposes as well.

         60. Among the matters relating to the terms and conditions of, and the feasibility of CalEnergy procuring, financing for the approximately $1.9 billion purchase price for 100% of

NYSEG, and as to which CalEnergy provides no information in the Offer to Purchase, are the following:

         (a) Where will CalEnergy obtain the money to pay the debt service on the new acquisition debt? CalEnergy's Sokol has made statements reported in local newspapers that "NYSEG's rate payers will NOT pay ANY of the debt" CalEnergy takes on to acquire 100% of the shares of NYSEG (SEE, E.G. articles in the July 22, 1997 Ithaca Journal and the July 22,1997 Binghamton Press & Sun-Bulletin) (emphasis added), a "fact" nowhere disclosed in the Offer to Purchase.

         (b) What is the amount of the new debt which CalEnergy apparently contemplates issuing (information nowhere disclosed in the Offer to Purchase) and how does that amount compare to the amount of CalEnergy's existing $953 million of long term debt?

         (c) What is the anticipated debt service on this new debt (information nowhere disclosed in the Offer to Purchase) and how will the debt service on this new debt compare to CalEnergy's total net income from all sources ($92 million in 1996)?

         (d) Does CalEnergy actually intend to finance its acquisition of NYSEG without relying upon dividends from NYSEG to pay off the acquisition debt?

         (e) What is CalEnergy's existing bond rating (information nowhere disclosed in the Offer to Purchase)? According to Moody's and Standard & Poors, CalEnergy's existing bond ratings are NONinvestment grade, a fact that is not disclosed in the Offer to Purchase.

         (f) CalEnergy's Sokol stated in a July 15, 1997 conference call with certain securities industry personnel that CalEnergy may seek to sell $500 million in equity to finance the acquisition of NYSEG and CalEnergy's Sokol has also made statements reported in local newspapers that CalEnergy may issue more stock to help pay for the cost of acquiring NYSEG shares (SEE 7/22/97 Binghamton Press & Sun-Bulletin article), but the Offer to Purchase provides no information as to how CalEnergy would raise $500 million through an equity offering or what dilutive impact such an issuance of new CalEnergy equity would have on CalEnergy's per share earnings (once one factors in the additional new debt service payments) and CalEnergy's per share price.

         (g) Mr. Sokol has made statements reported in local newspapers that CalEnergy contemplates effecting a 10% reduction in NYSEG's electric rates upon acquiring NYSEG (SEE, E.G., articles in 7/22/97 Ithaca Journal and 7/22/97 Binghamton Press & Sun-Bulletin), which (based on 1996 data) would reduce NYSEG's revenues by approximately $155 million and reduce NYSEG's after-tax net income by approximately $96.3 million, roughly equivalent to the approximately $99.6 million in dividends paid to common shareholders in 1996 by NYSEG. The Offer to Purchase does not address whether, in fact,

    CalEnergy does plan to lower rates by 10%, and, if so, how that would impact on the feasibility of CalEnergy's using dividend distributions from NYSEG to pay its acquisition debt service, even if CalEnergy wished to use distributions from NYSEG for that purpose.

         (h) What will be the financial impact upon CalEnergy and its ability to finance the acquisition of 100% of NYSEG of divesting at least portions of its interests in certain of its current independent generating facilities? CalEnergy states such divestitures "may be required in order to maintain the qualifying facility status (under the Public Utility Regulatory Policy Act of 1978)" of any remaining independent generating facilities following CalEnergy's acquisition of more than 9.9% of NYSEG (SEE Offer to Purchase p. 22), yet defendants disclose no information concerning which facilities will have to be divested, what the current profit contribution of those facilities is and what will be the magnitude of the financial impact upon CalEnergy of making such divestitures.

         (i) What are the expiration dates of CalEnergy's above-market contracts for electricity produced by its independent generating facilities and what are the contributions to CalEnergy's net income from such contracts? Information in CalEnergy's Form 10-K filing for 1996 suggests the fixed-price or other favorable price period of one of these contracts expired in 1996, that the fixed-price or other favorable price period of certain others of these contracts may have expiration dates as early as August 1997 and that above-market contracts of this nature provide a significant proportion of CalEnergy's earnings. To assess the impact on CalEnergy's financial condition of the expiration of such contracts or the fixed-price period of such contracts, CalEnergy must provide year-by-year information as to such expirations and their impact on CalEnergy's earnings. In addition, as discussed more fully above in PARA 50, CalEnergy is the subject of litigation seeking to terminate certain of such contracts. However, none of this information is disclosed in the Offer to Purchase.

         61. CalEnergy is uniquely in a position to have knowledge or information relating to the terms and conditions of, and the feasibility of procuring, the potential financing for the approximately $1.9 billion purchase price for 100% of NYSEG. CalEnergy is likewise uniquely in a position to have knowledge of the other information omitted from the Offer to Purchase concerning its financial position.

E. CONTRARY TO CALENERGY'S REPEATED ASSERTIONS THAT IT WELCOMES "FULL COMPETITION" IN THE ELECTRICAL ENERGY MARKET, CALENERGY HAS SUBSTANTIAL INTERESTS IN CONTINUED ANTICOMPETITIVE REGULATORY PRACTICES PURSUANT TO ITS SUBSTANTIAL PURPA CONTRACTS WHICH ARE MATERIAL TO ITS FINANCIAL CONDITION AND WHICH ARE NOT DISCLOSED
    IN THE OFFER TO PURCHASE.


         62. The Offer to Purchase repeatedly seeks to portray CalEnergy as being an advocate of competition and deregulation in the electric market and asserts that accordingly CalEnergy will be able to work closely with the NYPSC which has launched initiatives to introduce greater competition in New York's energy market. Thus, for example, the Offer to Purchase states:

- "CalEnergy welcomes the deregulation of the New York electric market and views increased competition as positive and beneficial to rate payers and the larger New York community alike. We would expect to bring a helpful competitive focus to NYSEG's transition to such an environment and in meeting the competitive challenges which it faces" (p. 14);

- "CalEnergy . . . traces its roots to the introduction of the competitive electric generation industry within the United States and has expanded and thrived in the competitive marketplace, both within the U.S. and internationally" (p. 14);

- "We anticipate . . . working closely with the New York Public Service Commission to provide rate reductions for all NYSEG customers following the proposed merger" (p. 14);

- "CalEnergy welcomes the various initiatives of the Governor's office, of the New York legislature and the New York Public Service Commission to introduce full competition to New York's energy market. CalEnergy fully expects that it will be able to work closely with the New York Public Service Commission to implement rate reductions for all the Company's customers" (p. S-8).


         63. However, in truth and in fact CalEnergy has been from its inception, and remains today, highly dependent for its profitability upon regulatory rules which have forced utilities to enter into contracts benefiting generating facilities owned or operated by CalEnergy or its affiliates, such as, among others, the Saranac Agreement whereby NYSEG is significantly overcharged for electricity. The Offer to Purchase discussion of "Certain Information Concerning . . . CalEnergy" references only in a very general way CalEnergy's ownership and operation of independent power production facilities (SEE Section 9 at pp. 11-12) and does not disclose (i) CalEnergy's dependence upon continued regulation or the continuation in effect of contracts imposed by regulation to maintain the current level of profitability of many of such facilities and (ii) that the contracts awarded pursuant to PURPA provide a significant portion of CalEnergy's profits. In addition, the Offer to Purchase contains only an oblique statement that "certain partial dispositions may be required in order to maintain the qualifying facility status (under the Public Utility Regulatory Policy Act of
1978) of certain of CalEnergy's independent generating facilities following its acquisition of more than 9.9% of [NYSEG]" (p. 22), a statement which in no way identifies, describes or quantifies the importance to CalEnergy of its continuing to receive the benefit of continued regulation perpetuating its favorable PURPA contracts.

         64. Information concerning the magnitude of CalEnergy's substantial interests in PURPA contracts would be material to NYSEG's shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, information on these matters bears upon the validity of CalEnergy's efforts to portray itself as an advocate of competition and deregulation as that may be relevant to a shareholder's evaluation of the likelihood of CalEnergy securing regulatory approvals, and information on these matters also bears upon the feasibility of CalEnergy financing an acquisition of 100% of the shares of NYSEG at a price of $27.50 per share in cash.

         65. The material facts concerning CalEnergy's substantial interests in PURPA contracts are uniquely within the knowledge of CalEnergy.

F.  DEFENDANTS' FAILURE TO DISCLOSE THE ADVERSE
    CONSEQUENCES TO NYSEG OF CALENERGY
    ACQUIRING THE 9.9% STAKE IT INITIALLY SEEKS.


         66. The Offer to Purchase makes no disclosure of the potential adverse consequences to NYSEG and its shareholders other than CalEnergy of CalEnergy's purchase of 9.9% of NYSEG's shares pursuant to the Offer to Purchase. These material adverse consequences include:

    (i) The potential for CalEnergy to utilize a 9.9% share position to exert pressure upon NYSEG in relation to NYSEG's litigation or negotiation efforts to modify the onerous terms of the Saranac Agreement pursuant to which CalEnergy's Saranac subsidiary has been profiting at the expense of NYSEG shareholders and ratepayers.

    (ii) Under current law, with 9.9% of NYSEG's shares, CalEnergy will as a practical matter be in a position to block strategic options for enhancing shareholder value, such as a stock-for-stock pooling of interests merger, which CalEnergy with 9.9% of NYSEG's shares could block if even just one-tenth of 1% of the other shareholders of NYSEG joined with CalEnergy, irrespective of how advantageous to the shareholders of NYSEG other than CalEnergy such a stock-for-stock pooling of interests merger might be.

    (iii) The potential for CalEnergy to utilize a 9.9% share position to exert pressure upon NYSEG in relation to other strategic options for enhancing shareholder value as to which CalEnergy's own interests may diverge from the interests of other NYSEG shareholders. Among other things, if NYSEG were to pursue any kind of transaction that would require the approval under New York law and NYSEG's Charter and By-laws of the holders of two-thirds of the outstanding shares of common stock NYSEG, if CalEnergy were the owner of 9.9% of the outstanding common stock of NYSEG, NYSEG would need to obtain the approval of 74% of the shares of common stock not owned by CalEnergy in order to pursue such transaction.

         67. The foregoing material adverse consequences of CalEnergy purchasing 9.9% of NYSEG's shares pursuant to the Offer to Purchase would be material to NYSEG shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time.

         68. Based on the facts alleged above in this Complaint, including but not limited to the personal involvement of CalEnergy executives in discussions relating to the Saranac Agreement and CalEnergy's professed desire to obtain control of NYSEG, it is reasonable to infer that defendants have knowledge of the potential material adverse consequences to shareholders of NYSEG other than CalEnergy of CalEnergy's purchase of 9.9% of NYSEG's shares.

G.  CALENERGY'S REPRESENTATIONS CONCERNING CALENERGY'S
    ABILITY TO OBTAIN CONTROL OF THE NYSEG BOARD THROUGH
    REMOVAL OF THE BOARD BY MEANS OF A CONSENT SOLICITATION
    OR PROXY CONTEST ARE MISLEADING.

         69. In a conference call with certain securities industry personnel on July 15, 1997, CalEnergy's Sokol represented that under NYSEG's charter and by-laws "only a majority" vote by means of a consent solicitation or proxy contest is required "to remove the [NYSEG] board" and that CalEnergy's "lawyers don't believe" that there is anything under New York State law that would prevent CalEnergy from doing this.

         70. However, New York Business Corporation Law Section 706(c)(1) expressly provides that "[i]n the case of a corporation having cumulative voting" (such as NYSEG) "no director may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which he is a member, were then being elected". Thus, Mr. Sokol's statement that CalEnergy could by majority vote through a consent solicitation or proxy contest remove NYSEG's directors and that there is nothing in New York law which would prevent this is simply untrue.

         71. The Offer to Purchase is likewise misleading in referring to the alleged potential of CalEnergy "to take actions to remove and replace the current Board of Directors either through a consent solicitation or through a proxy contest" if the current board of directors of

NYSEG refuses to negotiate with CalEnergy (Offer to Purchase pp. 2, 16) without in any way referring to or discussing the consequences of BCL Section 706(c)(1).

         72. The true facts concerning whether (as CalEnergy's Sokol has expressly claimed and as the Offer to Purchase implies) CalEnergy can remove the NYSEG board by a majority vote by means of a consent solicitation or proxy contest would be material to NYSEG shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, this information would affect a shareholder's evaluation of the likelihood that CalEnergy would in fact proceed to consummate the acquisition of 100% of the shares of NYSEG and the potential time frame for such an acquisition were CalEnergy in fact to proceed.

         73. Since CalEnergy's Sokol has by his own admission consulted counsel concerning the issue, it is reasonable to infer that CalEnergy executives have been made aware of New York Business Corporation Law Section 706(c)(1) and the terms of that provision.

 H. DEFENDANTS' FAILURE TO DISCLOSE CALENERGY'S IMPROPER USE OF CONFIDENTIAL INFORMATION AND THE DISCUSSIONS BETWEEN NYSEG AND CALENERGY WITH RESPECT TO THE SARANAC AGREEMENT AND THE GAS JOINT VENTURE.


         74. The Offer to Purchase is completely silent with regard to the Saranac Agreement, discussions between NYSEG and CalEnergy with respect to the Saranac Agreement and discussions with respect to the Gas Joint Venture, even though disclosure of all of these matters was required pursuant to
Schedule 14D-1 Items 10(a) and 10(f) as well as Section  14(e) of the
Exchange Act.

         75. The material facts concerning CalEnergy's improper use of confidential information and the discussions between NYSEG and CalEnergy with respect to the Saranac Agreement and the Gas Joint Venture would be material to NYSEG shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market, or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, such matters bear upon a shareholder's evaluation of the integrity of CalEnergy's management and the likelihood of CalEnergy securing regulatory approvals.

         76. CalEnergy executives have knowledge of their improper use of confidential information and of the discussions between NYSEG and CalEnergy with respect to the Saranac Agreement and the Gas Joint Venture because CalEnergy executives participated personally in such matters.

I.  MISREPRESENTATION OF CALENERGY'S PRE-OFFER DISCUSSIONS WITH NYSEG.


         77. The Offer to Purchase presents in Section 10 (at pp. 12-15) a misleading portrayal of the discussions between representatives of CalEnergy and NYSEG which immediately preceded the Offer to Purchase being announced by CalEnergy. Among the misstatements and misrepresentations made in Section 10 is the misleading omission of the fact that at the July 10, 1997 meeting Mr. Sokol stated that he would keep management in place and would be willing to offer Mr. von Schack a management contract or consulting arrangement; and that Mr. Sokol further commented that he did not intend to run the combined companies indefinitely and that Mr. von Schack might assume that role.

         78. The true facts concerning CalEnergy's pre-offer discussions with NYSEG would be material to NYSEG shareholders in determining whether to tender into the 9.9% offer, whether to sell on the market, or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, such matters bear upon a shareholder's evaluation of the integrity of CalEnergy's management and the likelihood of CalEnergy securing regulatory approvals.

         79. CalEnergy has knowledge of the matters omitted because CalEnergy's Sokol personally participated in the July 10, 1997 meeting referenced in the Offer to Purchase.

J. DEFENDANTS' FAILURE TO DISCLOSE THE CONSEQUENCES OF ANY IMPEDIMENTS TO CALENERGY REINCORPORATING IN NEW YORK.


         80. The Offer to Purchase states that CalEnergy intends to reincorporate in New York (SEE Offer to Purchase pp. 14 S-8), but does not disclose: (i) the purpose of such reincorporation in New York, or (ii) whether the purpose of such reincorporation in New York is to evade the need for CalEnergy to register as a public utility holding company under the Public Utility Holding Company Act of 1935, as amended. Nor do defendants disclose the facts concerning the steps CalEnergy must take in order to change its state of incorporation, such as whether a vote of CalEnergy shareholders is required and, if so, (i) whether certain CalEnergy shareholders have objected in the past to CalEnergy's acquisition strategies as being imprudent and ill advised, and (ii) whether Kiewit Energy Company, the beneficial holder of 31.35% of CalEnergy's common stock, has agreed to support the efforts of CalEnergy's management to acquire NYSEG.

         81. The facts with regard to the purpose for CalEnergy's reincorporation in New York, and the steps CalEnergy must take in order to change its state of incorporation, would be material to NYSEG shareholders in determining whether to tender into the 9.9% offer, whether to sell into the open market or whether to maintain their shareholdings and neither tender nor sell at this time. Among other things, such matters bear upon a shareholder's evaluation of the likelihood of CalEnergy securing regulatory approvals and the likelihood that CalEnergy will in fact be able to proceed with its planned acquisition.

         82. Since CalEnergy executives have set forth in the Offer to Purchase that CalEnergy intends to incorporate in New York, it is reasonable to infer that they know the true purpose of such reincorporation and are familiar with the steps CalEnergy must take in order to accomplish such change in its state of incorporation. Further, in view of their positions with CalEnergy, it is reasonable to infer that senior CalEnergy executives are familiar with the positions of other shareholders of CalEnergy, including the position of Kiewit Energy Company.

                                   *      *       *


         83. By reason of the foregoing, defendants have violated and, unless enjoined, will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

         84. Defendants' foregoing materially false and misleading statements and omissions constitute a fraudulent, manipulative, or deceptive act or practice, and therefore are in violation of Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder. Such unlawful acts or practices will continue unless enjoined.


         85. NYSEG's shareholders need adequate information to decide what to do with respect to their shares: (1) do they want to sell their shares on the open market?; (2) do they want to tender their shares pursuant to the Tender Offer?; or (3) do they want to continue to hold their

NYSEG shares? NYSEG shareholders are unable to make an informed decision at this time, given CalEnergy's inadequate and misleading disclosures as set forth above.

         86. NYSEG has no adequate remedy at law and will suffer irreparable injury absent the intervention of this Court in that, among other things, NYSEG will suffer the consequences described above at PARAPARA 66-68 if CalEnergy acquires the 9.9% stake it initially seeks through the Tender Offer.

         WHEREFORE:

         I. Plaintiff demands judgment against defendant CalEnergy on Count I as follows:

         A. Preliminarily and permanently enjoining defendant CalEnergy, its directors, officers, employees, agents, affiliates, subsidiaries, and all other persons acting in concert with or on behalf of any of them, directly or indirectly, from:

         1. Using or disclosing confidential information received from or concerning NYSEG for any purpose, including in connection with any effort to acquire control of NYSEG;

         2. Taking any further action to pursue the Tender Offer or any other steps in furtherance of a takeover of NYSEG;

         3. Otherwise using or attempting to use any NYSEG security for the purpose of advancing the interests of CalEnergy or any subsidiary or affiliate thereof, including but not limited to with respect to any interest under the Saranac Agreement;

         4. Voting, in person or by proxy, any NYSEG security;

         5. Exercising or attempting to exercise any influence upon the management of NYSEG, including but not limited to with respect to the Saranac Agreement;

         6. Taking any other steps in furtherance of any plan to acquire NYSEG or to obtain control of the Board of Directors of NYSEG.

         B. Requiring CalEnergy and its affiliates and subsidiaries to divest of any and all NYSEG securities acquired while CalEnergy was in possession of confidential information of NYSEG.

         C. Granting plaintiff NYSEG such other and further relief as this Court may deem just and proper.

         D. Granting plaintiff NYSEG its costs and disbursements of this action, including its attorney's fees.
                                         -41-

         II. Plaintiff demands judgment against defendant CalEnergy on Count II as follows:

         A. Preliminarily and permanently enjoining defendant CalEnergy, its directors, officers, employees, agents, affiliates, subsidiaries, and all other persons acting in concert with or on behalf of any of them, directly or indirectly, from:

         1. Using or disclosing confidential information received from or concerning NYSEG for any purpose, including in connection with any effort to acquire control of NYSEG;

         2. Taking any further action to pursue the Tender Offer or any other steps in furtherance of a takeover of NYSEG;

         3. Otherwise using or attempting to use any NYSEG security for the purpose of advancing the interests of CalEnergy or any subsidiary or affiliate thereof, including but not limited to with respect to any interest under the Saranac Agreement;

         4. Voting, in person or by proxy, any NYSEG security;

         5. Exercising or attempting to exercise any influence upon the management of NYSEG, including but not limited to with respect to the Saranac Agreement;

         6. Taking any other steps in furtherance of any plan to acquire NYSEG or to obtain control of the Board of Directors of NYSEG.

         B. Requiring CalEnergy and its affiliates and subsidiaries to divest of any and all NYSEG securities acquired while CalEnergy was in possession of confidential information of NYSEG.

         C. Granting plaintiff NYSEG such other and further relief as this Court may deem just and proper.

         D. Granting plaintiff NYSEG its costs and disbursements of this action, including its attorney's fees.

         III. Plaintiff demands judgment against defendants on Count III as follows:

         A. Ordering that defendants make appropriate disclosures to correct the unlawful misleading disclosures and omissions heretofore made in their public filings, and preliminarily and permanently enjoining defendants from purchasing any NYSEG shares or making any tender offer for NYSEG shares or taking any further action to pursue the Tender Offer or any other steps in furtherance of a takeover of NYSEG unless and until such disclosures are made and for an appropriate period following such disclosures to allow full dissemination of such disclosures to the marketplace and to NYSEG shareholders.

         B. Granting plaintiff NYSEG such other and further relief as this Court may deem just and proper.

         C. Granting plaintiff NYSEG its costs and disbursements.

Dated:   New York, New York
         August 5, 1997


                             WACHTELL, LIPTON, ROSEN & KATZ


                             By: /s/ Barbara Robbins
                                ------------------------
                                  Douglas S. Liebhafsky
                                  (DL 6457)

                                  Peter C. Hein
                                  (PH 5279)

                                  Barbara Robbins
                                  (BR 7242)

                             Attorneys for Plaintiff
                             New York State Electric & Gas
                             Corporation